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                      ADMINISTRATIVE SERVICES AGREEMENT


This Agreement is entered into as of January 1, 1998 between Henry Company ("Henry") and Central Coast Wine Company dba The Henry Wine Group ("THWG").

RECITALS: Henry Company is a California corporation with headquarters located at 2911 Slauson Avenue, Huntington Park, California. Central Coast Wine Company-dba The Henry Wine Group is a California corporation with headquarters located at 531 Getty Ct. Unit A Benicia, California.

The Companies agree that certain administrative services can be provided for more efficiently when resources are combined rather than performed independently. Further, it is agreed that Henry Company can provide certain management expertise not currently available at THWG. Therefore, the Companies are entering into this Agreement whereby Henry will provide certain management services to THWG on a fee basis.

It is understood that Henry currently has three operating divisions which receive similar services to those which will be provided to THWG. These services are and will be provided by the Corporate Management group of Henry to the three operating divisions of Henry as well as to THWG on an equal basis.

SERVICES: Services to be provided on an ongoing basis include but are not limited to the following:

-    401-K administration and benefits oversight
-    Human resource consulting
-    Management of workers compensation insurance and claims
-    Tax preparation and filing
-    General liability and other insurance coverage management
-    Communication services
-    Travel management services
-    Audit coordination and review
-    Financial management and consulting
-    Trademark and legal assistance
-    Accounting services
-    MIS consulting services
-    Accommodation of Southern California THWG sales office
-    Management services provided by Chairman of the Board and Vice Chairman

REIMBURSEMENT FOR SERVICES:  In order to equitably allocate the expense for the

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charges provided by the Henry Corporate Management group, a formula has been developed with the intention that the three operating divisions of Henry and THWG would share equally in the cost of the services based on the size of their respective operations. This formula has two components which are based on the number of employees in the operating entity and the assets employed by that entity. This formula takes into account differences that may occur between asset intensive versus labor intensive operating entities.

The charge for 1998 has been developed based on the submitted budgets of the four operating entities and is shown for THWG in Attachment 1a & 1b. The "budgeted" charge for the THWG for 1998 is $1,142M. The labor component of this charge will not vary throughout the year and will be $46M a month. The asset component of this charge will vary based on the net operating assets that are employed in the month by the division. Attachment lb shows the asset charge based on the "budgeted" net operating assets employed by THWG for 1998.

The Henry Corporate Management Group will bill THWG monthly 30 days after the month end and payment will be due by the 15thof the following month.

TERM:     The provisions of this agreement are effective for the calendar year 1998. The agreement will automatically renew on the same basis as outlined above unless terminated by either party, by given written notice no later than November 1, 1998.

ENTIRE AGREEMENT: This contract constitutes the entire agreement between Henry and THWG concerning the management services to be provided by Henry to THWG. Any agreements or representations respecting the services to be performed and payment thereof not expressly set forth in this contract shall have no effect, except for a subsequent written modification signed by both parties.

AMENDMENT OF CONTRACT: This contract may be amended or modified at any time with respect to any provision by a written instrument executed by Henry and THWG.

ATTORNEY'S FEES: If Henry or THWG bring any legal action or seek arbitration regarding any provision of this agreement, the prevailing party in the litigation or arbitration shall be entitled to recover reasonable attorneys' fees from the other party, in addition to any other relief that may be granted. This provision applies to the entire agreement.

NOTICES: Any notice required or permitted to be given under this agreement shall be written, and may be given by personal delivery or by registered or certified mail, first class postage pre-paid, return receipt requested. Notice

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shall be deemed given upon actual receipt in the case of personal delivery, or upon mailing. Mailed notices shall be addressed as follows, but each party may change address by written notice in accordance with this paragraph:

     To Henry:  Henry Company
                2911 Slauson Avenue
                Huntington Park, CA 90266
                Attn: Jeffrey Wahba

     To THWG:   The Henry Wine Group
                531 Getty Ct., Unit A
                Benicia, CA 945 1 0
                Attn:  Gerard Pasterick

ASSIGNMENT PROHIBITED: Neither Henry or THWG shall assign any right or interest arising under this agreement without the prior written consent of the other.

GOVERNING LAW: This contract shall be governed by and construed in accordance with the laws of the State of California.

Executed on March 26, 1998 at Huntington Park, California.

                              Henry


                              By: /s/ Richard B. Gordinier
                                  ----------------------------
                                  Richard B. Gordinier
                                  President

                              The Henry Wine Group


                              By: /s/ Warner W. Henry
                                  ----------------------------
                                  Warner W. Henry
                                  Chairman and CEO


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